Exhibit 4.3

DESCRIPTION OF SECURITIES REGISTERED
PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Lydall, Inc. (“Lydall,” the “Company,” “we” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934: our common stock, which is registered under Section 12(b).

DESCRIPTION OF CAPITAL STOCK
The following summary of the terms of our capital stock is based upon our restated certificate of incorporation and our amended and restated bylaws and applicable provisions of law. The summary is not complete and is qualified by reference to our restated certificate of incorporation and our amended and restated bylaws, which are filed as exhibits 3.1 and 3.2, respectively, to this Annual Report on Form 10-K and are incorporated by reference herein.
Authorized Capital Stock
Our authorized capital stock consists of 30,500,000 shares of stock, including:

•	30,000,000 shares of common stock, par value of $.01 per share; and

•	500,000 shares of preferred stock, par value of $.01 per share.

Common Stock
Voting Rights. Each holder of Common Stock is entitled to one vote for each share held of record on all matters to be voted upon by stockholders. The Common Stock does not have cumulative voting rights. Directors are elected by a majority vote standard which, in an uncontested election, requires that votes cast “FOR” such nominee’s election exceed the votes cast “AGAINST” such nominee’s election. In a contested election, Directors would be elected by a plurality of the votes cast. Any matters other than the election of directors to be voted upon by stockholders at a meeting are decided by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote and voting on the matter, except when a different vote is required by the Delaware General Corporate Laws (“DGCL”), the Restated Certificate of Incorporation of Lydall, Inc. (“Certificate of Incorporation”) or the Amended and Restated Bylaws of Lydall, Inc. (“Bylaws”).
Dividends. Subject to the rights, powers and preferences of any outstanding Preferred Stock, and except as provided by law, the Certificate of Incorporation or the Bylaws, dividends may be declared and paid or set aside for payment on the Common Stock out of legally available assets or funds when and as declared by the board of directors.
Liquidation, Dissolution and Winding Up. Subject to the rights, powers and preferences of any outstanding Preferred Stock, in the event of our liquidation, dissolution, or winding up, our net assets will be distributed pro rata to the holders of our Common Stock.
Other Rights. Holders of Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preference and privileges of the holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of Preferred Stock that we may designate in the future. All outstanding shares of Common Stock are non-assessable.

Exhibit 4.3

Preferred Stock
The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to applicable law, to establish from time-to-time the number of shares to be included in each such series, and to fix the designation, powers, preferences and right of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock. The issuance of Preferred Stock could impede the completion of a merger, tender offer or other takeover attempt.
Annual Stockholder Meetings
The Bylaws provide that annual stockholder meetings will be held at a date, place and time, as exclusively selected by the board of directors. To the extent permitted under applicable law, we may, but are not obligated to, conduct meetings by remote communications, including by webcast.
Provisions Of Our Certificate Of Incorporation, Bylaws And The DGCL That May Have Anti-Takeover Effects
Board of Directors. The number of directors comprising our board of directors is fixed from time-to-time by a majority of the entirety of the board of directors.
No Cumulative Voting. Our Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors.
Removal of Directors by Stockholders. Our Certificate of Incorporation provides that an affirmative vote of two-thirds (2/3) of the voting power of all classes of stock entitled to vote in elections of directors is required for the removal, with or without cause, by stockholders, of any director from the board of directors.
Advance Notice Provisions. Our Bylaws provide that a stockholder must notify us in writing, within the timeframes, in the manner and with the information specified in the Bylaws, of any stockholder nomination of a director and of any other business that the stockholder intends to bring at a meeting of stockholders. The Company may require the stockholder to furnish such other information as it may reasonably require to determine whether each proposed item of business is a proper matter for stockholder action. The chairman of the meeting has the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in the Bylaws.
No Stockholder Right To Call Special Meetings. Our Bylaws provide that special meetings of stockholders may only be called by our board of directors.
Amendments to Certificate of Incorporation. Our Certificate of Incorporation provides that an affirmative vote of at least two-thirds (2/3) of the voting power of all classes of stock entitled to vote in elections of directors is required to amend our Certificate of Incorporation, voting together as a single class.
Amendments To Bylaws. Our Certificate of Incorporation and Bylaws provide that our Bylaws may be amended by a majority vote of the stockholders or a majority of the entire board of directors.
Delaware Business Combination Statute. Section 203 of the DGCL, which is applicable to Lydall, prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested

Exhibit 4.3

stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock and a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.
Exclusive Forum Provision. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine.
Liability of Directors and Officers
Our Certificate of Incorporation provides that no Director shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such Director as a Director. Notwithstanding the foregoing sentence, a Director shall be liable to the extent provided by applicable law (i) for breach of the Director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the Director derived an improper personal benefit.
The Certificate of Incorporation provides that each person who is or was a Director or Officer of the Company, and each person who serves or served at the request of the Company as a Director or Officer (or equivalent) of another enterprise, shall be indemnified by the Company to the fullest extent authorized by the DGCL as it may be in effect from time to time, except as to any action, suit or proceeding brought by or on behalf of a Director or Officer without prior approval of the board of directors.